Exhibit 4.1
SUPPLEMENTAL INDENTURE
          SUPPLEMENTAL INDENTURE (this “supplemental indenture”), dated as of December 2, 2010, between DFG Acquisition Services, Inc., Military Financial Services, LLC and Dealers’ Financial Services, LLC (each a “Guarantor”), each a direct or indirect subsidiary of Dollar Financial Corp. (or its successor), a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H
          WHEREAS, the Company and the Guarantors (as defined in the Indenture) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 23, 2009, providing for the issuance of 10⅜% Senior Notes due 2016 (the “Notes”).
          WHEREAS, Section 5.16 of the Indenture provides that under certain circumstances the Company is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein;
          WHEREAS, Section 10.01(e) of the Indenture permits a Guarantor to supplement the Indenture to provide additional benefits to Holders of the Notes without the consent of any Holders; and
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
          1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indentures.
          2. AGREEMENT TO GUARANTEE. Each Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article Eleven of the Indenture and to be bound by all other applicable provisions of the Indenture.
          3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees, the Indenture or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
          4. EFFECTIVENESS. This supplemental indenture shall be effective upon execution by the parties hereto.
          5. RECITALS. The recitals contained herein shall be taken as the statements of the Company and the Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity of this supplemental indenture.

          6. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
          7. COUNTERPARTS. The parties may sign any number of copies of this supplemental indenture (including by telecopier transmission). Each signed copy shall be an original, but all of them together represent the same agreement.
          8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

DFG ACQUISITION SERVICES, INC.
By:	/s/ Roy W. Hibberd
	Name:	Roy W. Hibberd
	Title:	Secretary

MILITARY FINANCIAL SERVICES, LLC
By:	/s/ Roy W. Hibberd
	Name:	Roy W. Hibberd
	Title:	Secretary

DEALERS’ FINANCIAL SERVICES, LLC
By:	/s/ Roy W. Hibberd
	Name:	Roy W. Hibberd
	Title:	Secretary

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